Exhibit 10.10

Galera Therapeutics, Inc.

Non-Employee Director Compensation Program

(effective as of February 11, 2021)

Non-employee members of the board of directors (the “Board”) of Galera Therapeutics, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time in its sole discretion. As of its effectiveness, the terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director.

I.Cash Compensation

Each Non-Employee Director shall receive an annual retainer for service on the Board (the “Base Retainer”) and additional annual retainers for service as Chairman of the Board or Lead Independent Director or for service on a committee of the Board (each, a “Committee Member Retainer” and together with the Base Retainer, the “Annual Retainers”) as follows:

Position	Amount
Base Board Fee	$35,000
Chair of the Board or Lead Independent Director	$25,000
Chair of Audit Committee	$15,000
Chair of Compensation Committee	$10,000
Chair of Nominating and Corporate Governance Committee	$8,000
Member of Audit Committee (non-Chair)	$7,500
Member of Compensation Committee (non-Chair)	$5,000
Member of Nominating and Corporate Governance Committee (non-Chair)	$4,000

Exhibit 10.10

A.Payment of Retainers. For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and, except as otherwise provided in Section I(B), shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director pursuant to this Section I(A) shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

B.Annual Retainer Election.

1.Election. Prior to 5:00 p.m. Eastern time on the final business day preceding June 1 of a given calendar year or, for a Non-Employee Director whose service as a Non-Employee Director commences in such given calendar year, such later date on which the Non-Employee Director’s service as a Non-Employee Director commences and that occurs prior to July 1 of such given calendar year (in any case, the “Election Deadline”), by delivery to the Company of a written election in a form provided by the Company (an “Election”), a Non-Employee Director may elect to receive payment of the entire Annual Retainer payable to the Non-Employee Director under this Program for services performed during the period beginning on July 1 occurring after the Election Deadline and ending on June 30 of the following calendar year (each such period, a “Service Year”) in the form of one or more options (each, an “Elective Option”) to purchase shares of the Company’s common stock (“Shares”) as set forth in this Section I(B) and Section II(D) rather than in cash in accordance with Section I(A).  A Non-Employee Director who makes an Election will be granted a separate Elective Option for the Base Retainer (a “Base Retainer Elective Option”) and for each Committee Member Retainer (a “Committee Member Retainer Elective Option”) that such Non-Employee Director would, as of the applicable Issue Date, otherwise have been entitled to receive under this Program in cash for service on the Board and its committees during the applicable Service Year.  If a Non-Employee Director commences service on a committee of the Board following the Issue Date for a given Service Year, the Non-Employee Director will receive the Committee Member Retainer for such committee service during the corresponding Service Year in cash pursuant to Section I(A) and not in the form of a Committee Member Retainer Elective Option under this Section II(B).

2.Terms of Elective Option.Each Elective Option will be granted automatically, without further action of the Board, on July 1 occurring after the Election Deadline (such date, the “Issue Date”), under and subject to the terms of the Company’s 2019 Incentive Award Plan or any other applicable Company equity incentive plan then maintained by the Company (the “Equity Plan”) and an

Exhibit 10.10

award agreement, including attached exhibits, in substantially the form previously approved by the Board.  The number of Shares subject to an Elective Option granted to a Non-Employee Director on the Issue Date will be determined by dividing (i) the cash amount of the Base Retainer or Committee Member Retainer, as applicable, that, absent the Non-Employee Director’s Election, would have otherwise been payable under this Program (as in effect on the Issue Date) to the Non-Employee Director for the applicable Service Year by (ii) the Elective Option’s Black-Scholes Value (as defined below) on the Issue Date, rounded down to the nearest whole Share.

3.Withdrawal and Service.A Non-Employee Director may withdraw his or her Election at any time prior to the Election Deadline for a given Service Year, and thereafter, any Elections delivered to the Company and not previously withdrawn will become irrevocable with respect to the Service Year.  Notwithstanding anything in this Section I(B) or any Election to the contrary, if a Non-Employee Director is not serving as a Non-Employee Director on the Issue Date or if the grant of an Elective Option described in this Section I(B) is otherwise prohibited under applicable laws, exchange listing rules or the terms of the Equity Plan, the Non-Employee Director’s Annual Retainer, to the extent earned, shall be paid in cash under and subject to the terms of Section I(A). Any Non-Employee Director whose service as a Non-Employee Director on the Board commences during a given Service Year shall not be eligible to make an Election under this Program until the first Election Deadline that occurs following the date such Non-Employee Director commences service on the Board, and any Annual Retainer for such partial year of service shall be paid in cash under and subject to the terms of Section I(A).

4.Black-Scholes Value.For purposes of this Section I(B), “Black-Scholes Value” means, with respect to an Elective Option, the per share fair value of the Elective Option determined as of the applicable Issue Date using the Black-Scholes or other option pricing model that the Company most recently applied when valuing grants of options with service-based vesting conditions for purposes of preparing its (audited or unaudited) consolidated financial statements that have been filed with the Securities Exchange Commission and using as inputs to such model (i) the Fair Market Value (as defined in the Equity Plan) of a Share on the applicable Issue Date (or, if the Issue Date is not a trading day, the last trading day preceding the Issue Date) and (ii) such other assumptions as determined by the Company’s Chief Accounting Officer on or before the Issue Date.

II.Equity Compensation

In addition to any Elective Options, each Non-Employee Director shall be granted options to purchase Shares (each, an “Option”) as set forth in the following table. Each Option shall be granted under and subject to the terms and provisions of the Equity Plan and shall be subject to an award agreement, including attached exhibits, in substantially the form previously approved by the Board.

Option	Number of Shares
Initial Option	19,776
Subsequent Option Chair of the Board or Lead Independent Director Non-Employee Director (other than Chair or Lead)	13,179 9,888

A.Initial Options.  Each Non-Employee Director who is initially elected or appointed to the Board shall receive the Initial Option on the date of such initial election or appointment.  No Non-Employee Director shall be granted more than one Initial Option.

B.Subsequent Options.  A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted a Subsequent Option on the date of such annual meeting.  For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive the Initial Option in connection with such election, and shall not receive a Subsequent Option on the date of such meeting as well.

C.Termination of Employment of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, a Subsequent Option.

D.Terms of Options Granted to Non-Employee Directors.

1.Exercise Price.  The per-share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a Share on the date the Option is granted.

2.Vesting.

a)Initial Options.  Each Initial Option shall vest and become exercisable in thirty-six (36) substantially equal monthly installments following the date of grant, such that the Initial Option shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.

Exhibit 10.10

b)Subsequent Options.  Each Subsequent Option shall vest and become exercisable on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring after the date of grant, in either case, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

c)Elective Options. Each Elective Option shall vest and become exercisable as to 25% of the Shares subject to the Elective Option (each, a “Tranche”) upon the Non-Employee Director completing three months of continuous service as a Non-Employee Director, or in the applicable position, following the Issue Date, provided that the fourth and final Tranche of each Elective Option will vest and become exercisable on the earlier of the first anniversary of the Issue Date or the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring after the Issue Date. By way of example, if, during a given Service Year, a Non-Employee Director ceases to serve on a committee of the Board for which such Non-Employee Director was granted a Committee Member Retainer Elective Option but continues to serve on the Board as a Non-Employee Director, such Non-Employee Director’s Base Retainer Elective Option will continue to vest and become exercisable while such Non-Employee Director continues to serve as a Non-Employee Director and any portion of such Non-Employee Director’s Committee Member Retainer Elective Option that has not become vested and exercisable on or prior to the date such Non-Employee Director ceases to serve on such committee shall be immediately forfeited on the date such Non-Employee Director ceases to serve on such committee.

d)Forfeiture of Options.  Unless the Board otherwise determines, any portion of an Initial Option, Subsequent Option or Elective Option which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director, or in the applicable position, shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable.  All of a Non-Employee Director’s Initial Options and Subsequent Options shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

3.Term.  The maximum term of each Option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the Option is granted.

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